Exhibit 99.1
Important Safety Information for EVOMELATM (melphalan) for Injection

WARNING: SEVERE BONE MARROW SUPPRESSION,
HYPERSENSITIVITY, and LEUKEMOGENICITY
Severe bone marrow suppression with resulting infection or bleeding may occur. Controlled trials comparing intravenous (IV) melphalan to oral melphalan have shown more myelosuppression with the IV formulation. Monitor hematologic laboratory parameters.
Hypersensitivity reactions, including anaphylaxis, have occurred in approximately 2% of patients who received the IV formulation of melphalan. Discontinue treatment with EVOMELA for serious hypersensitivity reactions.
Melphalan produces chromosomal aberrations in vitro and in vivo. EVOMELA should be considered potentially leukemogenic in humans.

Contraindications

•	History of serious allergic reaction to melphalan.

Warnings and Precautions

•	Nausea, vomiting, diarrhea or oral mucositis may occur. Provide supportive care using antiemetic and antidiarrheal medications as needed.

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Hepatic disorders ranging from abnormal liver function tests to clinical manifestations such as hepatitis and jaundice have been reported after treatment with melphalan. Hepatic veno-occlusive disease has also been reported. Monitor liver chemistries.

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EVOMELA can cause fetal harm when administered to a pregnant woman. Advise females of reproductive potential to avoid pregnancy during and after treatment with EVOMELA. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, advise the patient of potential risk to the fetus.

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Melphalan-based chemotherapy regimens have been reported to cause suppression of ovarian function in premenopausal women, resulting in persistent amenorrhea in approximately 9% of patients. Reversible or irreversible testicular suppression has also been reported.

Adverse Reactions

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The most common adverse reactions observed in at least 50% of patients with multiple myeloma treated with EVOMELA were neutrophil count decreased, white blood cell count decreased, lymphocyte count decreased, platelet count decreased, diarrhea, nausea, fatigue, hypokalemia, anemia, and vomiting.

Use in Specific Populations

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It is not known whether melphalan is present in human milk. Because many drugs are excreted in human milk and because of the potential for serious adverse reactions in nursing infants from melphalan, breastfeeding is not recommended during treatment with EVOMELA.